EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

TECHNOLOGY CONSULTING PARTNERS, INC.

AND

TECHNOCONCEPTS, INC.

THIS AGREEMENT AND PLAN OF MERGER  ("Agreement") is dated as of December 15, 2003, by and between Technology Consulting Partners, Inc. (TCPI), a Colorado corporation whose principal place of business is located at 9282 South Fox Fire Lane, Highland Ranch, Colorado 80129, such corporation being herein sometimes called the "Surviving Corporation," and TechnoConcepts, Inc. (TECHNO), a Nevada corporation whose principal place of business is located at 100 East Cedar Avenue, BLDG 4, Burbank, California 91502, such corporation being herein sometimes called the  "Disappearing Corporation, with TCPI and TECHNO being herein sometimes collectively called the "Constituent Corporations." This agreement replaces all preceding agreements.

SECTION 1.

NAME OF SURVIVING CORPORATION; ARTICLES OF INCORPORATION AND BY-LAWS; BOARD OF DIRECTORS; OFFICERS

1.1

Name of Surviving Corporation.  The corporation which shall survive the merger ("Merger") contemplated hereby is Technology Consulting Partners, Inc., a Colorado corporation.  However, immediately following the Effective Time (as defined in Section 3.2 hereof), the name of the Surviving Corporation shall be changed to TechnoConcepts, Inc.

1.2

Articles of Incorporation and By-laws:  The articles of incorporation and the by-laws of Technology Consulting Partners, Inc. as in effect at the Effective Time (as defined in Section 3.2 hereof) shall from and after the Effective Time be the articles of incorporation and the by-laws of the Surviving Corporation until they are amended.

1.3

Board of Directors and Officers:  The directors and officers of TECHNO as of the Effective Time shall be the directors and the officers of the Surviving Corporation, each to serve in each case until his respective successor shall have been elected and qualified

1.4

Employees and Consultants: All employees of TECHNO shall remain employees of the Surviving Corporation following the Effective Time, at the sole discretion of the directors and officers of the Surviving Corporation.

1.5

Reservation of Right to Revise Transaction.  If  TECHNO and TCPI agree, the parties hereto may change the method of effecting the business combination between TCPI and TECHNO, and each party shall cooperate in such efforts, including, to provide for, among other methods,  (a) a merger of TECHNO with and into a subsidiary of TCPI, or (b) the acquisition by TCPI of the assets of TECHNO; provided, however, that no such change shall alter or change the amount or kind of consideration to be issued to holders of TECHNO capital stock as provided for in this Agreement and no such change shall alter or change the tax free nature of the Merger.

SECTION 2.

STATUS AND CONVERSION OF SECURITIES

2.1

Stock of Disappearing Corporation:

(a)

TECHNO Common and Preferred Stock.  Each share of common stock, par value $0.001 per share, of TECHNO ("TECHNO Common Stock") and each share of convertible preferred stock, par value $ .001 per share of TECHNO (TECHNO Preferred Stock) outstanding at the Effective Time shall, subject to compliance with Section 2.1(d), be converted into and exchanged for one (1) share of common stock, par value $0.001 per share, of TCPI ("TCPI Common Stock") and one (1) share of preferred stock, par value $.001 per share of TCPI (TCPI Preferred Stock), respectively, except that shares of TECHNO Common Stock or Preferred Stock held in TECHNO's treasury at the Effective Time, if any, shall be canceled.  The TCPI Preferred Stock shall have the same designations, rights and preferences as the TECHNO Preferred Stock.

 (b)

Surrender and Exchange of TECHNO Common Stock. Subject to the provisions of Section 2.1(a) and 2.1(d), after the Effective Time each holder of an outstanding certificate or certificates ("Old Certificates") theretofore representing shares of TECHNO Common Stock and Preferred Stock, upon surrender thereof to Randall J. Lanham, Esq. ("Exchange Agent"), at 28562 Oso Parkway, Unit D, Rancho Santa Margarita, California 92688, shall be entitled to receive in exchange therefore a certificate or certificates ("New Certificates"), which TCPI agrees to make available to the Exchange Agent as soon as practicable after the Effective Time, representing the number of whole shares of TCPI Common Stock and Preferred Stock rounded up to the nearest whole share into and for which the shares of TECHNO Common Stock and Preferred Stock theretofore represented by such surrendered Old Certificates have been converted.  No certificates or scrip for fractional shares of TCPI Common Stock and Preferred Stock will be issued, no TCPI stock split or dividend shall relate to any fractional share interest, and no such fractional share interest shall entitle the owner thereof to vote or to any rights of a shareholder of TCPI.   Each New Certificate shall bear such restrictive legend as counsel for TECHNO shall reasonably request.

(c)

Endorsement of Shares of TECHNO Common Stock. The Old Certificates to be surrendered by the holders of TECHNO Common Stock and Preferred Stock shall be properly endorsed and otherwise in proper form for transfer in accordance with the share exchange instructions provided to the holders of such securities.

(d)

Stock Transfers.  As of the Effective Time, no transfer of the shares of TECHNO Common Stock or Preferred Stock outstanding prior to the Effective Time shall be made on the stock transfer book of the Surviving Corporation.  If, after the Effective Time, Old Certificates are presented to the Surviving Corporation, they shall be exchanged pursuant to Section 2.1 (c).

(e)

Restricted Securities. The shares of the TCPI Common Stock and Preferred Stock to be issued in connection with the Merger shall be deemed "restricted securities" as defined by Rule 144(a)(3) under the Securities Act of 1933, as amended (the "Securities Act").  The certificates evidencing such shares shall bear the following restrictive legend:

The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold or otherwise transferred unless registered under the Securities Act or there is an opinion from counsel to the Company that such sale or other transfer may be made pursuant to an exemption from the registration requirement of the Securities Act.

2.2

Assumption and Recognition of TECHNO Options:  On and after the Effective Time, TCPI shall assume and recognize any vested or unvested stock options outstanding with respect to TECHNO Common Stock or Preferred Stock.

2.3

Nonassumption or Nonrecognition of TCPI Options:  On and after the Effective Time, TECHNO shall neither assume nor recognize any stock options outstanding with respect to TCPI Common Stock or Preferred Stock.  It is the intention of TCPI to cause all outstanding stock options to be cancelled or exercised prior to the Effective Time.

2.4

Capital Stock of TCPI.  All issued shares of TCPI Common Stock or Preferred Stock outstanding immediately prior to the Effective Time shall continue unchanged as securities of the Surviving Corporation.

SECTION 3.

STOCKHOLDER APPROVALS; BOARDS OF DIRECTORS' RECOMMENDATIONS;  FILING;  EFFECTIVE TIME

3.1

Stockholder Approvals; Boards of Directors' Recommendations:  Meetings of the stockholders of TECHNO and TCPI shall be held in accordance with their articles and bylaws and general corporate law, in accordance with any and all applicable federal and state laws and regulations, including those of the Securities and Exchange Commission (“SEC”), respectively, as promptly as possible, after prior written notice thereof to the stockholders of the respective Constituent Corporations as required by law, in each case, among other things, to consider and vote upon the adoption and approval of this Agreement, the Merger and the other transactions, if any, contemplated hereby. In the event that either party hereto is able to obtain the written consent of the owners of a majority of its outstanding shares of capital stock in favor of the Merger in compliance with relevant state law, then no notice of a stockholders' meeting need be given to such party's stockholders and no proxies need to be solicited from such stockholders to accomplish the Merger.  Subject to its fiduciary duty to its stockholders, the Board of Directors of TCPI shall recommend to its stockholders that this Agreement, the Merger and the other transactions contemplated hereby, if any, be adopted and approved. Subject to its fiduciary duties to its stockholders, the Board of Directors of TECHNO shall recommend to its stockholders that this Agreement, the Merger and the other transactions contemplated hereby, if any, be adopted and approved.

3.2

Filing; Effective Time:  As soon as practicable after the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, if any, by the respective stockholders of each of the Constituent Corporations (unless one or more of the conditions contained in Sections 7 and 8 have not then been fulfilled or waived, then as soon as practicable after the fulfillment or waiver of all such conditions), an appropriate certificate of merger in the form required by law shall be executed and filed in the office of the Secretary of State of the respective states, at which time the Merger shall become effective (the “Closing” or the "Effective Time").  The parties intend the Closing to take place no later than 5:00 p.m., Pacific Standard Time, on December 15, 2003.

SECTION 4.

CERTAIN EFFECTS OF THE MERGER

4.1

Effects of Merger:  When the Merger becomes effective, the separate existence of TECHNO shall cease, TECHNO shall be merged into TCPI, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public or private nature, and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock  subscriptions as all other things in action or belonging to each of the Constituent  Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as  effectively  as possible the property of the Surviving Corporation as they were of the  several  and respective Constituent Corporations; and the title to any real estate vested by deed or otherwise, under the laws of any jurisdiction, in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be  preserved unimpaired, and all  debts, liabilities and duties of the respective Constituent Corporations shall  thenceforth  attach  to  the  Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

SECTION 5.

COVENANTS

5.1

Covenants of TECHNO:  TECHNO agrees that, unless TCPI otherwise agrees in writing:

(a)

Certificate of Incorporation and Bylaws.  Until the earlier of the Effective Time or the rightful abandonment or termination of the Merger pursuant to Sections 7 or 8 or otherwise ("Release Time"), no amendment will be made in the certificate of incorporation or bylaws of TECHNO.

(b)

Dividends and Purchases of Stock.  Until the Release Time, no dividend or liquidating or other distribution or stock split shall be authorized, declared, paid or affected by TECHNO in respect of the outstanding shares of TECHNO Common or Preferred Stock.  For at least one year after the Release Time no reverse split of the Surviving Corporation will be effected.

(c)

Access.  Until the Release Time, TECHNO will afford the officers, directors, employees, counsel, agents, investment bankers accountants and other representatives of TCPI free and full access to the plants, premises, properties, books and records of TECHNO, will permit them to make extracts from and copies of such books and records, and will from time to time furnish TCPI with such additional financial and operating data and other information as to the financial condition, results of operations, business,  properties,  assets,  liabilities  or  future prospects of TECHNO as TCPI from time to time may request.

(d)

Conduct of Business.  Until the Release Time, TECHNO shall conduct its affairs so that at the Effective Time no representation or warranty of TECHNO will be inaccurate, no covenant or agreement of TECHNO will be breached, and no condition of this Agreement will remain unfulfilled by reason of the actions or omissions of TECHNO.  Except as otherwise requested by TCPI in writing, until the Release Time, TECHNO will use its best efforts to preserve the business operations of TECHNO intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements and understandings of TECHNO, and to preserve the good will of its suppliers, customers and others having business relations with any of them. Until the Release Time, TECHNO will conduct its business and operations in all respects only in the ordinary course.

(e)

Advice of Changes. Until the Release Time, TECHNO will immediately advise TCPI in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which  (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the  performance by any party of a covenant  contained  in this  Agreement  impossible  or make such performance materially more difficult than in the absence of such fact or  occurrence,  or which  (if  existing  and known at the time of the Effective  Time) would cause a  condition  to any party's  obligations under this Agreement not to be fully satisfied.

(f)

Confidentiality.  TECHNO shall ensure that all confidential information which TECHNO or any of its respective officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operation, business, properties, assets, liabilities or future prospects of TCPI, any of TCPI affiliate, or any customer or supplier of TCPI or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except pending the Effective Time in the business and for the benefit of TECHNO, in each case without the  prior  written  consent  of  TCPI;  provided,  however,  that the restrictions  of this sentence shall not apply (i) after the Merger is rightfully  abandoned or terminated pursuant to Section 7 or 8 or otherwise,  but  only  to  the  extent  such confidential information relates to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of TECHNO, of any  affiliate  of any of them,  or (insofar  as such  confidential information  was obtained  directly by TECHNO or any such affiliate from any  customer  or  supplier  of any of them) of any such  customer  or supplier,  (ii) as may  otherwise be required by law, (iii) as may be necessary or  appropriate in connection  with the  enforcement of this Agreement, or (iv) to the extent the information shall have otherwise become publicly available.  TECHNO shall, and shall cause all other such persons and entities to, deliver to TCPI all tangible evidence of the confidential information to which the restrictions of the foregoing sentence apply immediately after the rightful abandonment or termination of the Merger pursuant to Section 7 or 8 or otherwise.

(g)

Public Statements.  Before TECHNO releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, TECHNO shall cooperate with TCPI, shall furnish drafts of all documents or proposed oral statements to TCPI for comments, and shall not release any such information without the written consent of TCPI.  Nothing contained herein shall prevent TECHNO from releasing any information if required to do so by law.

(h)

Indemnification.  TECHNO agrees to indemnify and hold harmless TCPI and its officers, directors, managers, employees, agents and counsel, against any and all losses, liabilities (including personal liabilities of certain executives and directors), claims, damages, and expenses whatsoever  (which shall include, for all purposes of this Section 5.1(h), but not be limited to, counsel fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or  litigation) as and when  incurred and whether or not  involving a third party arising out of, based upon, or in connection  with (i) an untrue  statement or alleged  untrue  statement  of  a  material  fact  contained  in  this Agreement or any other  document  relating to this  Agreement  and the Merger  contemplated  thereby,  and (ii) any liability  under state or Federal  securities  laws  resulting  from  any  omission  or  alleged omission  to state a  material  fact  required  to be  stated  in this Agreement or any other document required  hereunder,  provided in each case that such untrue statement,  alleged untrue statement,  omission, or alleged omission  relates to information  furnished by or on behalf of, or pertaining  to, TECHNO or any TECHNO  security  holder or (ii) any breach of any representation,  warranty, covenant or agreement of TECHNO contained  in this  Agreement.  The foregoing agreement to indemnify shall be in addition to any liability TECHNO may otherwise have, including liabilities arising under this Agreement.

5.2

Covenants of TCPI:  TCPI agrees that, unless TECHNO otherwise agrees in writing:

(a)

Articles of Incorporation and Bylaws.  Until the earlier of the Effective Time or the rightful abandonment or termination of the Merger pursuant to Section 7 or 8 or otherwise ("Release Time"), no amendment will be made in the articles of incorporation or bylaws of TCPI.

(b)

Shares and Options. Until the Release Time, no shares of capital stock of TCPI, options or warrants for such shares, rights to subscribe to or purchase such shares, or securities convertible into or exchangeable for such shares, shall be issued, granted or sold by TCPI without the prior written consent of an authorized officer of TECHNO except as otherwise set forth herein.

(c)

Stock Dividend.  Until the Release Time, no dividend or stock split shall be authorized, declared, paid or affected by TCPI in respect of the outstanding shares of TCPI Common or Preferred Stock except that, the Board of Directors of TCPI has recently, on December 4, 2004, declared and authorized a 7 for 1 dividend (the Stock Dividend) on all outstanding shares of Common Stock of TCPI. The Stock Dividend has a record date of December 15, 2003 and a pay date of December 16, 2003. Upon the issuance of the Stock Dividend, there shall be an aggregate of 41,660,000 shares of Common Stock of TCPI outstanding.

(d)

Assets/Liabilities/Borrowing of Money.  Until the Release Time, TCPI shall not borrow money, guarantee the borrowing of money, engage in any transaction or enter into any material agreement, except in the ordinary course of business.  At the Closing, TCPI shall have no assets, no liabilities and no contracts in force or effect.

(e)

Access.  Until the Release Time, TCPI will afford the officers, directors, employees, counsel, agents, investment bankers accountants and other representatives of TECHNO free and full access to the plants, premises, properties, books and records of TCPI and the TCPI Subsidiaries, will permit them to make extracts from and copies of such books and records, and will from time to time furnish TECHNO with such additional financial and operating data and other information as to the financial condition, results of  operations, business, properties, assets, liabilities or future prospects of TCPI and the TCPI Subsidiaries as TECHNO from time to time may request.

(f)

Conduct of Business.  Until the Release Time, TCPI shall conduct its affairs so that at the Effective Time no representation or warranty of TCPI will be inaccurate, no covenant or agreement of TCPI will be breached, and no condition of this Agreement will remain unfulfilled by reason of the actions or omissions of TCPI.  Except as otherwise requested by TECHNO in writing, until the Release Time, TCPI will use its best efforts to preserve the business operations of TCPI intact, to keep available the services of its present personnel, to preserve in full force and effect the contracts, agreements, instruments, leases, licenses, arrangements and understandings of TCPI, and to preserve the good will of its suppliers, customers and others having business relations with any of them. Until the Release Time, TCPI will conduct its business and operations in all respects only in the ordinary course.  TCPI will deliver the resignations of the incumbent officers and directors of TCPI, effective as of the Release Time, to TECHNO at or prior to the Closing.

(g)

Advice of Changes.  Until the Release Time, TCPI will immediately advise TECHNO in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in or pursuant to this Agreement, which (if existing and known at any time prior to or at the Effective Time) would make the  performance by any party of a covenant  contained  in this  Agreement  impossible or make such performance materially more difficult than in the absence of such fact or  occurrence,  or which  (if  existing  and known at the time of the Effective  Time) would cause a  condition  to any party's  obligations under this Agreement not to be fully satisfied.

(h)

Confidentiality.  TCPI shall ensure that all confidential information which TCPI or any of its officers, directors, employees, counsel, agents, investment bankers, or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operation, business, properties, assets, liabilities or future prospects of TECHNO, any TECHNO affiliate, or any customer or supplier of TECHNO or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them except pending the Effective Time in the business and for the benefit of TCPI, in each case without the prior written consent of TECHNO; provided, however, that the restrictions of this sentence shall not apply (i) after the Merger is rightfully abandoned or terminated  pursuant to Section 7 or 8 or  otherwise,  but  only  to  the  extent  such  confidential information relates to the financial condition, results of operations, business,  properties, assets,  liabilities  or  future  prospects  of TCPI or of any  of its  affiliates,  or  (insofar as such confidential information was obtained directly by TCPI or any such affiliate from  any  customer  or supplier of any of them) of any such customer or supplier, (ii) as may otherwise be required by law, (iii) as may be necessary or appropriate in connection  with  the enforcement of this Agreement, or (iv) to the extent the information shall have otherwise become publicly available. TCPI shall, and shall cause all other such persons and entities to, deliver to TECHNO all tangible evidence of the confidential information to which the restrictions of the foregoing sentence apply immediately after the rightful abandonment or termination of the Merger pursuant to Section 7 or 8 or otherwise.

(i)

Public Statements.  Before TCPI releases any information concerning this Agreement, the Merger, or any of the other transactions contemplated by this Agreement which is intended for or may result in public dissemination thereof, TCPI shall cooperate with TECHNO, shall furnish drafts of all documents or proposed oral statements to TECHNO for comments, and shall not release any such information without the written consent of TECHNO Nothing contained herein shall prevent TCPI from releasing any information if required to do so by law.

(j)

Indemnification.  TCPI agrees to indemnify and hold harmless TECHNO and its officers, directors, managers, employees, agents and counsel, against any and all losses, liabilities, claims, damages, and expenses whatsoever (which shall include, for all purposes of this Section 5.3(j), but not be limited to, counsel fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or  litigation) as and when  incurred and whether or not  involving a third party arising out of, based upon, or in connection with (i) untrue  statement or alleged untrue statement of a material fact contained  in  this Agreement or in any other document  relating to this Agreement and the Merger contemplated thereby,  and (ii) any liability under state or Federal securities laws resulting from any omission  or  alleged omission to state a material fact required to be stated this Agreement or any other document required hereunder, provided in each case that such untrue statement, alleged untrue statement, omission, or alleged omission relates to information furnished  by or on behalf  of, or pertaining to, TCPI, any TCPI Subsidiary,  or any TCPI security holder or (ii)  any  breach  of any  representation, warranty, covenant  or agreement of TCPI contained in this Agreement. The foregoing agreement to indemnify shall be in addition to any liability TCPI may otherwise have, including liabilities arising under this Agreement.

SECTION 6.

REPRESENTATIONS AND WARRANTIES

6.1

Certain Representations and Warranties of TECHNO: TECHNO represents and warrants to TCPI as follows:

(a)

Disclosures.  TECHNO is incorporated in the State of Nevada; its principal place of business is in California; the jurisdictions in which it is qualified to do business are California and Nevada; and the business which it presently conducts and which it contemplates conducting is wireless technology, software and devices.  TECHNO is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates and permits of and from, and declarations and filings with, all federal, state, local and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets and to carry on the business in which it is now engaged and the business in which it  contemplates engaging.  TECHNO is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary.

(b)

Capitalization.  The authorized capital stock of TECHNO consists of 50,000,000 shares of TECHNO Common Stock, and 5,000,000 shares of TECHNO Preferred Stock, of which (i) 6,000,000 shares of TECHNO Common Stock and 100,000 shares of TECHNO Preferred Stock shall be outstanding as of the Closing, not including up to 2,000,000 additional shares of TECHNO Common Stock and up to 10,000 additional shares of TECHNO Preferred Stock reserved for issuance upon the conversion of bridge funding, the exercise of warrants and other issuances.  Each of such outstanding shares of TECHNO Common and Preferred Stock is validly authorized, validly issued, fully paid and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders, and is owned of record and beneficially by the following persons in the case of TECHNO in accordance with the capitalization table set forth in Exhibit A, in each case free and clear of all liens, security interests, pledges, charges, encumbrances, stockholders' agreements and voting trusts. Other than the shares and convertible securities disclosed herein, there is no commitment, plan or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of TECHNO or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of TECHNO, and there is outstanding no security or other instrument convertible into or exchangeable for capital stock of TECHNO.

(c)

Financial Condition.  TECHNO has delivered to TCPI true and correct copies of its unaudited financial statements (profit and loss statement and a balance sheet). Such financial statements are true and correct.  Since the preparation of such statements:

(i)

There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of TECHNO.

(ii)

TECHNO has not authorized, declared, paid or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any stock of TECHNO.

(d)

Tax and  Other  Liabilities.  To its knowledge, TECHNO has no material liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local or foreign taxes ("Taxes") and liabilities to customers or suppliers, except those reflected in the financial statements provided by TECHNO to TCPI.  TECHNO has filed all federal, state and local tax returns required to be filed by it, and all such tax returns are true and correct and all taxes due by TECHNO have been paid.

(e)

Information Supplied.  None of the information supplied or to be supplied by TECHNO specifically for inclusion or incorporation by reference any reports, notices, schedules or filings to be filed with the SEC by TCPI in connection with the transactions contemplated hereby will to TECHNO’s knowledge contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

No consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any federal, state, local or foreign government, any court, administrative regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (a “Governmental Entity”) is required by or with respect to TCPI or any of its subsidiaries in connection with the execution and delivery of this Agreement by TCPI or the consummation by TCPI of the transactions contemplated by this Agreement, except for (1) the filing with the SEC of such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (2) the filing of the Certificate of Merger with the Secretary of State of Nevada and appropriate documents with the relevant authorities of other states in which TCPI is qualified to do business and such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws; and (3) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have a material adverse effect on TCPI, or (y) reasonably be expected to impair the ability of  TCPI to perform its obligations under this Agreement.

(f)

Litigation  and Claims.  Except as previously disclosed to TCPI, there is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened or in prospect known to TECHNO, with respect to TECHNO or any of its businesses, properties or assets.

(g)

Properties.  TECHNO has good and marketable title to all properties and assets used in its business or owned by it, free and clear of all liens, security interests, mortgages, pledges, charges and encumbrances (except as set forth in the financial statements and other disclosures by TECHNO to TCPI).

(h)

Retirement Plans.  TECHNO has no pension, profit sharing or other incentive plans or any outstanding bonuses, incentive compensation, vacations, severance pay, insurance or other benefits, except as previously disclosed to TCPI.

 (i)

Authority to Merge.  TECHNO has all requisite power and authority to execute, deliver and perform this Agreement.  All necessary corporate proceedings of TECHNO have been taken to authorize the execution, delivery and performance of this Agreement by TECHNO, other than approval of the stockholders of TECHNO.  This Agreement has been duly authorized, executed and delivered by TECHNO, constitutes the legal, valid and binding obligation of TECHNO, and is enforceable as to it in accordance with its terms. Except as set forth elsewhere herein, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any Governmental Entity is required by TECHNO for the execution, delivery or performance of this Agreement by TECHNO. No consent of any party to any contract, agreement, instrument, lease, arrangement or understanding to which TECHNO is a party, or to which any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement. At the Effective Time, the Surviving Corporation will acquire all right, title and interest of TECHNO in and to all of its properties and assets, free and clear of all liens, mortgages, security interests, pledges, charges and encumbrances, except these specifically assumed as set forth a disclosure letter to be delivered by TECHNO to TCPI at Closing (the TECHNO Disclosure Letter).

6.2

Certain Representations and Warranties of TCPI:  TCPI represents and warrants to TECHNO as follows:

(a)

Disclosure.  TCPI is incorporated in Colorado; its principal place of business is in Colorado; the jurisdiction in which it is qualified to do business is Colorado; and the business which it presently conducts and which it contemplates conducting will be sold to a private party prior to the Closing.  TCPI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with all requisite power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates and permits of and from, and declarations and filings with, all federal, state, local and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets and to carry on the business in which it is now  engaged  and the business in which it contemplates  engaging.  TCPI is duly qualified to transact the business in which it is engaged and is in good standing as a foreign corporation in every jurisdiction in which its ownership, leasing, licensing, or use of property or assets or the conduct of its business makes such qualification necessary.

(b)

Capitalization.  The authorized capital stock of TCPI consists of 50,000,000 shares of TCPI Common Stock no par value, and 10,000,000 shares of Preferred Stock, no par value, of which 41,660,000 shares of registered Common Stock and zero shares of Preferred Stock shall be outstanding at Closing, subsequent to the Stock Dividend as set forth in Section 5.2(c). Each of such outstanding shares of TCPI Common Stock is validly authorized, validly issued, fully paid and nonassessable, has not been issued and is not owned or held in violation of any preemptive right of stockholders. There is no commitment, plan or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of TCPI or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of TCPI.  There is outstanding no security or other instrument convertible into or exchangeable for capital stock of TCPI.

(c)

Financial Condition.  TCPI has delivered to TECHNO true and correct copies of its audited and unaudited financial statements (profit and loss statement and a balance sheet) as of September 30, 2003.  Such financial statements are true and correct.  Since the preparation of the aforementioned financial statements:  (i) There has at no time been a material adverse change in the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of TCPI;  (ii) TCPI has not authorized, declared, paid or effected any dividend or liquidating or other distribution in respect of its capital stock or any direct or indirect redemption, purchase or other acquisition of any stock of TCPI, except as set forth in Section 5.2(c).

(d)

Tax and Other Liabilities.  TCPI has no liability of any nature, accrued or contingent, including without limitation liabilities for federal, state, local or foreign taxes ("Taxes") and liabilities to customers or suppliers, except those reflected in the financial statements provided by TCPI to TECHNO.

(e)

Litigation and Claims. There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending, threatened or in prospect known to TCPI, with respect to TCPI or any of its businesses, properties or assets, other than those proceedings previously disclosed to TECHNO.

(f)

Properties.  TCPI has good and marketable title to all properties and assets used in its business or owned by it, free and clear of all liens, security interests, mortgages, pledges, charges and encumbrances except these specifically assumed as set forth a disclosure letter to be delivered by TCPI to TECHNO at Closing (the TCPI Disclosure Letter).

(g)

Authority to Merge.  TCPI has all requisite power and authority to execute, deliver and perform this Agreement.  All necessary corporate proceedings of TCPI have been taken to authorize the execution, delivery and performance of this Agreement by TCPI, other than approval of the holders of TCPI Common Stock.  This Agreement has been duly authorized, executed and delivered by TCPI, constitutes the legal, valid and binding obligation of TCPI, and is enforceable as to it in accordance with its terms. Except as set forth elsewhere herein, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local or other Governmental Entity is required by TCPI for the execution, delivery or performance of this Agreement by TCPI. No consent of any party to any contract, agreement, instrument, lease, arrangement or understanding to which TCPI is a party, or to which any of its properties or assets are subject, is required for the execution, delivery or performance of this Agreement.

(h)

SEC Documents; Undisclosed Liabilities; Financial Statements. (i) TCPI has filed all required  registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) with the SEC (the "TCPI SEC Documents"). As of their respective dates, the TCPI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such TCPI SEC Documents, and none of the TCPI SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of TCPI included in the TCPI SEC Documents comply as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of TCPI as of the dates thereof and the results of its operations and cash flows for  the periods then ended (subject, in the case of unaudited statements, to  normal year-end audit adjustments).

(i)

The unaudited financial statements of TCPI for the six months ended June 30, 2003, (the "TCPI Financial Statements"), which are included in the TCPI SEC Documents, have previously been made available to the Company.  The TCPI Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; and fairly present, in all material respects, on a consolidated basis, the financial position of TCPI at, and the results of its operations for, each of the periods then ended and were prepared in conformity with GAAP applied on a consistent basis, except as otherwise disclosed therein and, subject to normal year-end adjustments, the absence of footnote disclosures, and any other adjustments described therein.

(ii)

Except as reflected in the TCPI Financial Statements, to the knowledge of TCPI, TCPI has no liabilities or obligations of any nature.

(a)

Information Supplied. None of the information supplied or to be supplied by TCPI specifically for inclusion or incorporation by reference in any registration statements, prospectuses, reports, schedules or other documents to be filed with the SEC or any other governmental entity, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.   All SEC Filings will comply as to form and substance in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by TCPI with respect to statements made or incorporated by reference therein based on information supplied by TECHNO specifically for inclusion or incorporation by reference in any subsequent SEC Filing.

(b)

Certain Contracts.  Except as set forth in the TCPI SEC Documents, TCPI is not a party to or bound by (i) any "material contract" (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any material portion of the business of TCPI (including TECHNO, assuming the Merger had taken place), taken as a whole, is or would be conducted, or (iii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions  contemplated by this Agreement (all contracts of the type described in clauses (i) and (ii) being referred to herein as "TCPI Material Contracts").  Each TCPI Material Contract is valid and binding on TCPI and is in full force and effect, and TCPI has in all material respects performed all obligations required to be performed by them to date under each TCPI Material Contract, except where such noncompliance, individually or in the aggregate, would not have a material adverse effect on TCPI. TCPI does not know of, nor has it received notice of, any violation or default under (nor, to the knowledge of TCPI, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any TCPI Material Contract.

(c)

Sell/Transfer of Shares. At or immediately after the Closing Mr. Frederick R. Clark, Jr. will sell and transfer to a designee of TECHNO, for consideration of Four Thousand Dollars ($4,000), Four Million Shares (4,000,000) of common stock of TCPI. Subsequently, Mr. Clark shall return to the Company the remaining Twenty Eight Million Shares (28,000,000) held in his name, at which time said shares shall be cancelled by the Company.

SECTION 6.3

No Solicitation by TCPI

(a)

TCPI shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly through another person, (i)  solicit, initiate or encourage (including by way of furnishing information),  or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any TCPI Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any TCPI Takeover Proposal; provided, however, that if the Board of Directors of  TCPI determines in good faith, based on the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to TCPI's stockholders under applicable law, TCPI may, in response to a TCPI Superior Proposal (as defined in Section 6.3(b)) which was not solicited by it, which did not otherwise result from a breach of this Section 6.3(a) and subject to providing prior written notice of its decision to take such action to TECHNO and compliance with Section 4.2(c) (x) furnish information with respect to TCPI and its subsidiaries to any person making a TCPI Superior Proposal pursuant to a customary confidentiality agreement (as determined by TCPI based on the advice of its outside counsel, the terms of which are no more favorable to such person than the Confidentiality Agreement) and (y) participate in discussions or negotiations regarding such TCPI Superior Proposal. For purposes of this Agreement, "TCPI Takeover Proposal" means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or the assets of TCPI, or 10% or more of any class of equity securities of TCPI, any tender offer, exchange offer or other transactions that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of TCPI, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TCPI or the TCPI Common or Preferred Stock, other than the transactions contemplated by this Agreement.

(b)

Except as expressly permitted by this Section 6.3, neither the Board of Directors of TCPI  nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to TECHNO, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of TCPI Common or Preferred Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any TCPI Takeover Proposal, or (iii) cause TCPI to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "TCPI Acquisition Agreement") related to any TCPI Takeover Proposal. Notwithstanding the foregoing, at any time prior to the obtaining of the TCPI Stockholder Approval, the Board of Directors of TCPI, to the extent that it determines in good faith, based upon the advice of outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to TCPI’s stockholders under applicable law, may (subject to this and the following sentences) terminate this Agreement solely in order to concurrently enter into any TCPI Acquisition Agreement with respect to any TCPI Superior Proposal, but only at a time that is after the fifth business day following TCPI’s receipt of written notice advising TECHNO that the Board of Directors of TCPI is prepared to accept an TCPI Superior Proposal, specifying the material terms and conditions of such TCPI Superior  Proposal and identifying the person making such TCPI Superior Proposal. For purposes of this Agreement, a "TCPI Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination,  recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the  combined voting power of the shares of TCPI Common Stock then outstanding or all or substantially all the assets of TCPI and otherwise on terms which the Board of Directors of TCPI determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation) to be more favorable to TCPI stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of TCPI based on the advice of its financial advisor, is reasonably capable of being obtained by such third party.

(c)

In addition to the obligations of TCPI set forth in paragraphs (a) and (b) of this Section 6.1, TCPI shall immediately advise TECHNO orally and in writing of any request for information or of any TCPI Takeover Proposal, the material terms and conditions of such request or TCPI Takeover Proposal and the identity of the person making such request or TCPI Takeover Proposal. TCPI will keep TECHNO reasonably informed of the status and details (including amendments or proposed amendments) of any such request or TCPI Takeover Proposal. TECHNO shall treat any information it receives from TCPI pursuant to this section as confidential information.

(d)

Nothing contained in this Section 6.1 shall prohibit TCPI  from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to TCPI’s stockholders if, in the good faith judgment of the Board of Directors of TCPI, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither TCPI nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of TCPI Common Stock  in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, an TCPI Takeover Proposal.

SECTION 7.

ABANDONMENT AND TERMINATION

7.1

Right of TCPI to Abandon:  TCPI's Board of Directors shall have the right to abandon or terminate the Merger if any of the following shall not be true or shall not have occurred, as the case may be, prior to the Effective Time:

(a)

Accuracy of Representations and Compliance with Conditions: All representations and warranties of TECHNO contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Effective Time as though such representations and warranties were then made in exactly the same language by TECHNO and regardless of knowledge or lack thereof on the part of TECHNO or changes beyond their control; as of the Effective Time, TECHNO shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by them at or before the Effective Time of this Agreement; and TCPI shall have received a certificate executed by the chief executive officer and the chief financial officer of TECHNO dated the Effective Time to that effect.

(b)

Other Closing Documents: TECHNO shall have delivered to TCPI at or prior to the Effective Time such other documents as TCPI may reasonably request in order to enable TCPI to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

(c)

Legal Action: There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

7.2

Right of TECHNO to Abandon:  The Board of Directors of TECHNO shall have the right to abandon or terminate the Merger if any of the following shall not be true or shall not have occurred, as the case may be, prior to the Effective Time:

(a)

Accuracy of Representations and Compliance with Conditions.  All representations and warranties of TCPI contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Effective Time as though such representations and warranties were then made in exactly the same language by TCPI and regardless of knowledge or lack thereof on the part of TCPI or changes beyond their control; as of the Effective Time, TCPI shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by them at or before the Effective Time of this Agreement; and TECHNO shall have received a certificate executed by the chief executive officer and the chief  financial  officer of the TCPI dated the Effective Time to that effect.

(b)

Other Closing Documents.  TCPI shall have delivered to TECHNO at or prior to the Effective Time such other documents as TECHNO may reasonably request in order to enable TECHNO to determine whether the conditions to its obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

(c)

Legal Action.  There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

SECTION 8.

ADDITIONAL TERMS OF ABANDONMENT

8.1

Mandatory Abandonment:  The Merger shall be abandoned or terminated if the holders of at least the requisite majority of the shares of any of the Constituent Corporations, as required by applicable state laws, shall not have voted in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby.

8.2

Optional Abandonment:  In addition to the provisions of Section 7, the Merger may be abandoned or terminated at or before the Effective Time, notwithstanding the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby by the stockholders of the parties hereto:

(a)

by mutual agreement of the Boards of Directors of the Constituent Corporations; or

(b)

At the option of any of the respective Boards of Directors of the Constituent Corporations, if the Effective Time shall not have occurred on or before December 15, 2003.

8.3

Effect of Abandonment:  If the Merger is rightfully abandoned or terminated as provided in Section 7 or this Section 8:

(a)

this Agreement shall forthwith become wholly void and of no effect without liability on the part of either party to this Agreement or on the part of any officer, director, controlling person, employee, counsel, agent or shareholder thereof;  and

(b)

the Constituent Corporations shall each pay and bear its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and its respective meetings of stockholders, including fees and expenses of its counsel, accountants, investment banking firm and other experts.

SECTION 9.     GENERAL PROVISIONS

9.1

Further Actions:  At any time and from time to time, each party agrees, at its expense, to take such actions  and to execute  and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

9.2

Amendments:  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter.  This Agreement may be amended prior to the Effective Time  (notwithstanding stockholder adoption and approval) by a written instrument executed by the Constituent Corporations with the approval of their respective Boards of Directors.

9.3

Notices:  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express or similar overnight delivery or courier service or delivered in person against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement.  Notices hereunder shall be deemed delivered only upon actual delivery against a signed receipt.  Copies of notices shall be given as follows:

If to TECHNO:

David L. Kagel, Esq.

1801 Century Park East, Suite 2500

Los Angeles, California 90067

Fax: (310) 553-9693

If to TCPI:

Frederick R. Clark, Jr.

9282 Fox Fire Lane

Highlands Ranch, CO  80129

Phone/Fax: (303) 683-1535

9.4

Waiver:  Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. Any waiver must be in writing and be authorized by a resolution of the Board of Directors of the waiving party.

9.5

Binding Effect:  The provisions of this Agreement shall be binding upon and inure to the benefit of the Constituent Corporations and their respective successors and assigns and shall inure to the benefit of each indemnity.

9.6

Separability:  If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

9.7

Headings:  The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

9.8

Counterparts; Governing Law:  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by and construed in accordance with the laws of the State of California.

SECTION 10.

FURTHER PROVISIONS

10.1

Schedule 14f-1 Information Statement. If required, in the opinion of counsel, promptly following the execution and delivery of this Agreement, TCPI shall prepare and file with the SEC an Information Statement on Schedule 14f-1 with respect to the transactions contemplated by this Agreement in accordance with all applicable rules and regulations of the Exchange Act.  Not less than five (5) days prior to the filing with the SEC, TCPI shall permit TECHNO and its legal counsel to review the filing and make suggested revisions thereto.  TCPI shall mail the Information Statement on Schedule 14f-1 to each TCPI shareholder in accordance with all applicable rules and regulations of the Exchange Act.

10.2

Bulletin Board Listing.   At the Effective Time the shares of Common Stock of TCPI shall be listed on the NASD OTC Bulletin Board.

10.3

Tax Treatment.  It is the intent of the parties that the transactions contemplated hereby will be effected pursuant to Section 368 of the Internal Revenue Code of 1986, as amended.   No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting and other tax adviser regarding the treatment of the transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.

10.4

Company Officers; Employment Contracts; Equity Awards.  At or prior to the effective date TCPI will enter into employment agreements with key TECHNO officers in form and substance reasonably acceptable to TECHNO.

10.5

Post-Merger Operations.  Following the Effective Time, the Surviving Corporation shall maintain its principal corporate office in California and all bank accounts of TCPI shall be amended so that two nominees of TECHNO shall be only signatories with authority to engage in transactions for such accounts.

10.6

Conveyance Taxes.  TCPI and TECHNO shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. TCPI shall pay, and TECHNO shall pay, without deduction or withholding from any amount payable to the holders of TECHNO Common Stock, any such taxes or fees imposed by any Governmental Entity (and any penalties and interest with respect to such taxes and fees), which become payable in connection with the transactions contemplated by this Agreement, on behalf of their respective stockholders.

10.7

Amendment of TCPI Articles of Incorporation; Stock Option Plan.  TCPI shall have amended its Articles of Incorporation and adopted a Stock Option Plan in form and substance reasonably satisfactory to TECHNO.

10.8

SEC Reports.  All SEC Filings shall have been submitted to the SEC in accordance with the requirements of the Exchange Act (and the rules, regulations and guidance promulgated thereunder), in form and substance satisfactory to TECHNO, and all applicable waiting periods shall have been expired or waived by TECHNO.

10.9

Survival of Representations and Warranties.  The representations and warranties of TCPI and TECHNO shall survive the execution and delivery hereof and the Closing hereunder.

IN WITNESS WHEREOF, this Agreement has been approved by resolutions duly adopted by the Board of Directors of each of the Constituent Corporations and has been signed by duly authorized officers of each of the Constituent Corporations, and each of the Constituent Corporations has caused its corporate seal to be hereunto affixed and attested by the signature of its Secretary or Assistant Secretary, all as of the date first above written.

TECHNOLOGY CONSULTING PARTNERS, INC.

December 15, 2003

/s/ Frederick R. Clark, Jr.

Frederick R. Clark, Jr.

President and Chief Executive Officer

TECHNOCONCEPTS, INC.

December 15, 2003

/s/ Antonio E. Turgeon

Antonio E. Turgeon

President and Chief Executive Officer

EXHIBIT  A TO MERGER AGREEMENT

TECHNOCONCEPTS  COMMON  SHAREHOLDERS

   Shareholder

Number of Shares

TECHNOCONCEPTS PREFERRED SHAREHOLDERS

   Shareholder

Number of Shares

TechnoConcepts\2003 Documents\Agt and Plan of Merger-TCPI-Rev 11-10-03